[*] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) the type that the registrant treats as private or confidential.

Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and between

QUINCE THERAPEUTICS, INC.

and

LIGHTHOUSE PHARMACEUTICALS, INC.

dated January 27, 2023

TABLE OF CONTENTS

Page

ARTICLE I - DEFINITIONS AND RULES OF CONSTRUCTION 4

Section 1.01 Definitions 4

ARTICLE II - PURCHASE AND SALE; IMPLEMENTATION 4

Section 2.01 General 4

Section 2.02 Closing 5

Section 2.03 Transferred APA Assets 5

Section 2.04 Implementation Agreements 5

Section 2.05 Seller Subsidiary; Purchaser Affiliates 5

Section 2.06 Excluded Assets 6

Section 2.07 Assumed Liabilities 6

Section 2.08 Retained Liabilities 6

ARTICLE III - PURCHASE PRICE 6

Section 3.01 Purchase Price 6

Section 3.02 Milestone Event Payment 7

Section 3.03 Milestone Reporting 8

Section 3.04 Milestone Payment Timing 8

Section 3.05 Royalty Payments 8

Section 3.06 Royalty Payment Reduction 9

Section 3.07 Sublicense Income Payment 10

Section 3.08 Reimbursement of Legal Fees 12

Section 3.09 Purchase Price Allocation 12

Section 3.10 Audit Rights 13

ARTICLE IV - IMPLEMENTATION AGREEMENTS 13

Section 4.01 Product Files 13

Section 4.02 Business Transfer Documents 14

ARTICLE V - KNOW-HOW TRANSFER 14

Section 5.01 Transfer of Know-How 14

Section 5.02 Covenant Not to Sue 14

ARTICLE VI - REPRESENTATION AND WARRANTIES 15

Section 6.01 Title to Transferred APA Assets 15

Section 6.02 No Outside Reliance; No Other Representations and Warranties 15

Section 6.03 As-Is Where-Is Sale 15

ARTICLE VII - CLOSING DELIVERABLES 16

Section 7.01 Closing Deliverables of Seller 16

Section 7.02 Closing Deliverables of Purchaser 16

ARTICLE VIII - COVENANTS 16

Section 8.01 Transfer of INDs 16

Section 8.02 Taxes 16

Section 8.03 Publicity 18

Section 8.04 Transferred IP 18

ARTICLE IX - INDEMNIFICATION; LIMITATIONS ON LIABILITY 19

Section 9.01 By Seller 19

Section 9.02 By Purchaser 19

Section 9.03 Indemnification 19

Section 9.04 Indemnification Procedures 19

Section 9.05 Expiration 21

Section 9.06 Sole Remedy; Waiver 21

Section 9.07 Payments 22

Section 9.08 Claims Net of Insurance, Etc 22

Section 9.09 Mitigation 22

ARTICLE X - GOVERNING LAW AND ENFORCEMENT 22

Section 10.01 Governing Law 22

Section 10.02 Enforcement and Specific Performance 22

Section 10.03 Consent to Jurisdiction 22

Section 10.04 Waivers 23

ARTICLE XI - MISCELLANEOUS 23

Section 11.01 Further Assurances 23

Section 11.02 Performance by Affiliates 23

Section 11.03 Notices 24

Section 11.04 Amendment; Waiver 24

Section 11.05 Assignment 25

Section 11.06 Entire Agreement 25

Section 11.07 Parties in Interest 25

Section 11.08 Expenses 25

Section 11.09 Counterparts 25

Section 11.10 Headings; Interpretation 26

Section 11.11 Severability 26

Section 11.12 Language 26

Section 11.13 Confidentiality 26

Section 11.14 Time is of the Essence 27

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “APA” or “Agreement”), dated as of January 27, 2023 (the “Execution Date”), is made by and between Quince Therapeutics, Inc., a Delaware corporation (“Seller”), and Lighthouse Pharmaceuticals, Inc., a Delaware corporation (“Purchaser”). In this APA, Seller and Purchaser are individually referred to as a “Party” and collectively as the “Parties.”

WHEREAS:

A.
Seller and certain of its Affiliates are engaged in the Development of the Products in the Territory;

B.
Seller wishes to sell to Purchaser, and Purchaser desires to purchase from Seller, certain assets and rights comprising or associated with the Development, Manufacture and Commercialization of the Products, upon the terms and conditions hereinafter set forth; and

C.
at the Closing, Seller and Purchaser intend to enter into, or cause certain of their respective Affiliates to enter into, the Ancillary Agreements.

TERMS:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I - DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.01 Definitions. Capitalized terms used herein (including in the recitals above) and not otherwise defined have the respective meanings set forth in Annex A hereto. Annex A further includes other definitions and rules of construction applicable to this APA.

ARTICLE II - PURCHASE AND SALE; IMPLEMENTATION

Section 2.01 General. Pursuant to the terms and subject to the conditions set forth herein and in the Implementation Agreements, Seller hereby sells, transfers, assigns, conveys, grants and delivers to Purchaser, and Purchaser hereby purchases, acquires and accepts from Seller at the Closing, all of Seller’s right, title and interest in, to and under the Transferred APA Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall assume, discharge and perform all of the Assumed Liabilities.

Section 2.02 Closing.

(a)
Subject to the terms and conditions of this APA, the closing of the purchase and sale of the Transferred APA Assets and the assumption of the Assumed Liabilities

(the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), at 10:00 a.m. Pacific time, on the Execution Date, which date shall be referred to herein as the “Closing Date”.

(b)
At the Closing, Seller shall deliver, or cause to be delivered, to Purchaser the instruments and documents set forth in Section 7.01.

(c)
At the Closing, Purchaser shall deliver to Seller (i) the Purchase Price in accordance with Section 3.01, and (ii) the instruments and documents set forth in Section 7.02.

(d)
At the Closing, Purchaser shall pay the amounts incurred by Seller and its Affiliates in accordance with Section 3.08.

Section 2.03 Transferred APA Assets. For purposes of this APA, the “Transferred APA Assets” means all of Seller’s and the Seller Subsidiary’s right, title and interest in, to and under the following:

(a)
the INDs;

(b)
the Transferred IP and all goodwill appurtenant or attributable to the Transferred IP, including (to the extent in existence as of the Closing) claims, causes of action, rights of recovery and rights of set-off of any kind (including the right to sue and recover for past infringements or misappropriations) against any Person;

(c)
the Product Files, to be transferred in electronic form, subject to the rights expressly retained by Seller pursuant to this APA;

(d)
all tangible Product Compounds, including any drug substance, drug product (and corresponding placebo) and related materials exclusively held for the Product Compounds, as and to the extent in the possession of Seller at Closing; and

(e)
all tangible scientific reagents, clinical samples, manufacturing starting materials, activity probes, anti-Pg antibodies, gingipains, brain samples, data analyses, bacterial strains, and GAIN trial samples) exclusively held for the Product Compounds, as and to the extent in the possession of Seller at Closing.

Section 2.04 Implementation Agreements. In order to implement their respective obligations to sell and purchase the Transferred APA Assets under Section 2.01, the Parties shall enter into and perform their respective obligations under the Implementation Agreements (as applicable), and to implement the transactions contemplated hereby and thereby in accordance with the terms and conditions of this Agreement.

Section 2.05 Seller Subsidiary; Purchaser Affiliates. In the event the Seller Subsidiary holds any right, title or interest in, to or under any of the Transferred APA Assets, Seller shall cause the Seller Subsidiary to, including through the exercise of any contractual rights available to it, take any and all actions necessary in order to transfer promptly to Purchaser or its designee, such right, title or interest in, to or under the Transferred APA Assets including any regulatory and technical documents held by such Seller Subsidiary which would be considered to be Product Files. In the event any Affiliate of Purchaser assumes, or becomes obligated for, any Assumed Liability, Purchaser shall cause such Affiliate to discharge and perform such Assumed Liability.

Section 2.06 Excluded Assets. Nothing in this APA shall operate to transfer from Seller or the Seller Subsidiary, or create an obligation on Seller or the Seller Subsidiary, to transfer or have transferred any right, title or interest in or to any assets other than the Transferred APA Assets (the “Excluded Assets”) or create any Liability on the part of Purchaser with respect thereto. Purchaser agrees that anything to the contrary in this Agreement or an Implementation Agreement notwithstanding, the Excluded Assets shall in all cases include any assets, properties, and rights of Seller or the Seller Subsidiary (other than the Transferred APA Assets), including any cash, cash equivalents, checks, short term instruments, funds in time or demand deposits, marketable securities or any similar accounts.

Section 2.07 Assumed Liabilities. Purchaser agrees, effective at the Closing and from and after the Closing Date, to assume and discharge all of the Liabilities (other than the Retained Liabilities) relating to the Transferred APA Assets from and after the date hereof (such Liabilities being collectively referred to hereinafter as the “Assumed Liabilities”).

Section 2.08 Retained Liabilities. Seller and its Affiliates shall retain and be responsible for all Liabilities to the extent arising out of or relating to the Excluded Assets and the following:

(a)
all Liabilities that are “Excluded Liabilities” under the Bill of Sale and Assignment and Assumption Agreement;

(b)
all Liabilities of Seller or any of its Affiliates arising under this APA and the Implementation Agreements; and

(c)
all Liabilities in respect of the ownership, operation and/or development of the Transferred APA Assets prior to the Closing;

(together, the “Retained Liabilities”).

ARTICLE III - PURCHASE PRICE

Section 3.01 Purchase Price. In consideration for the purchase and sale of the Transferred APA Assets and the consummation of the transactions contemplated by this APA or the Implementation Agreements, Purchaser hereby agrees to pay Seller the following:

(a)
at Closing, [*] shares of common stock of Purchaser (the “Common Stock”), which shares of Common Stock will represent 7.5% of Purchaser’s

Fully-Diluted Capital Stock (as defined in the Stock Issuance Agreement) as of the Closing and are hereby issued pursuant to, and in accordance with the terms and conditions of the Stock Issuance Agreement (the “Closing Capital Stock Consideration”); and

(b)
following Closing, as applicable and subject to the terms and conditions of this Article III, each of (i) the Milestone Payments in accordance with the terms and conditions of Sections 3.02, 3.03 and 3.04 below; (ii) the Royalties in accordance with the terms and conditions of Sections 3.05 and 3.06 below; and

(iii) the Sublicense Income Payments in accordance with the terms and conditions of Section 3.07 below (each of the Milestone Payments and Royalties and Sublicense Income Payments referred to in clauses (i), (ii) and (iii), the “Post-Closing Consideration” and, together with the Closing Capital Stock Consideration, collectively, the “Purchase Price”).

(c)
The Purchase Price shall be paid in full, without deduction for any Taxes unless required to do so by applicable Law, by Purchaser and, in the case of the Post-Closing Consideration which constitutes cash, by wire transfer of immediately available funds on the applicable payment date, to an account or accounts specified in writing by Seller to Purchaser from time to time.

Section 3.02 Milestone Event Payment. Subject to the terms and conditions of this Article III, Purchaser shall pay to Seller the following milestone payments on a Product-by- Product basis (each a “Milestone Payment”) upon the achievement of the corresponding Milestone Events described below:

Row	Milestone Event	Milestone Payment
1.	[*]	[*]
2.	[*]	[*]
3.	[*]	[*]
4.	[*]	[*]

Notwithstanding anything to the contrary, each Milestone Payment shall only be payable one time per Product upon the first achievement of each such milestone by such Product, other than the Milestone Payments in row [*] above (which shall be payable with respect to each such applicable [*]).

Section 3.03 Milestone Reporting. Purchaser shall notify Seller (a) with respect to each of Milestone Payments in rows [*] above, within [*] days following achievement of each such applicable Milestone Event, and (b) with respect to the Milestone Payment in row [*] above, within [*] days following the end of the Calendar Quarter in which such Milestone Event was achieved (each such notice, a

“Milestone Achievement Notice”). In addition, commencing on the date that is [*] after the Closing Date, Purchaser shall, within [*] Business Days after the end of each [*] period following the Closing Date, deliver to the Seller a report regarding the status of each pending Milestone Event and the efforts undertaken to achieve each such Milestone Event during the reporting period (each such report, an “Update Report”); provided, however, that such Purchaser obligation to deliver any Update Report shall terminate at 11:59 p.m. (Pacific time) on the earlier to occur of (A) the date Milestone [*] is achieved; and (B) the [*] anniversary of the Closing Date. Within [*] Business Days after receipt of an Update Report, if the Seller has reasonable inquiries regarding the activities described in such Update Report, the Seller may request a meeting with employees of Purchaser with appropriate expertise and knowledge of the activities undertaken to achieve the Milestone Events to discuss such Update Report, and Purchaser shall make available for such a meeting such of its employees as Purchaser may reasonably deem appropriate, including an officer with operating responsibility for such activities.

Section 3.04 Milestone Payment Timing. Each Milestone Payment due and payable under this Article III shall be paid by Purchaser to Seller within [*] Business Days following the date of delivery to Seller of the Milestone Achievement Notice.

Section 3.05 Royalty Payments. Subject to the terms and conditions of this Article III, Purchaser will pay to Seller, on a Product-by-Product basis during the applicable Royalty Term, royalty payments on Net Sales (collectively, the “Royalties”) equal to the following:

(a)
For each Product, other than Products containing COR388 and COR588, the applicable Royalty shall be equal to [*] of all Net Sales for such Products in the Territory; and

(b)
For each Products containing COR388 and/or COR588, the applicable Royalty shall be as follows:

Row	Annual Net Sales for Products containing COR388 and COR588	Royalty Rate
1.	On the portion of annual aggregate Net Sales for such Product in a given Calendar Year in the Territory equal to or less than [*]	[*]
2.	On the portion of annual aggregate Net Sales for such Product in a given Calendar Year in the Territory greater than [*] and equal to or less than [*]	[*]
3.	On the portion of annual aggregate Net Sales for such Product in a given Calendar Year in the Territory greater than [*] and equal to or less than [*]	[*]

4.	On the portion of annual aggregate Net Sales for such Product in a given Calendar Year in the Territory greater than [*]	[*]

Within [*] days after the end of each Calendar Quarter in which any Net Sales occur, Purchaser shall (i) deliver to the Seller a report setting forth the aggregate Net Sales of each Product, to the extent applicable, during the prior Calendar Quarter, showing with reasonable specificity the calculation of Net Sales as provided for in the definition of Net Sales (each such report, a “Net Sales Report”), and (ii) pay the Royalty due to Seller.

Section 3.06 Royalty Payment Reduction.

(a)
Subject to Section 3.06(d), on a country-by-country basis, if one or more products being sold in a particular country during a Calendar Quarter are Generic Products for which all such Generic Products exceed [*] of the market for all such Generic Products and applicable Product combined (calculated on a unit volume basis) in any Calendar Quarter in such country, then the Royalty rate otherwise applicable to the Net Sales of the applicable Product in such country during such Calendar Quarter and thereafter (for as long as such Generic Product is sold in such country and for which all such Generic Products exceed [*] of the market for all such Generic Products and applicable Product combined (calculated on a unit volume basis) in such Calendar Quarter in such country) shall be reduced by [*], starting with the Calendar Quarter in which the first sale of all such Generic Products reaches the above threshold in such country. All determinations of the unit equivalent volume of sales shall be identified and calculated based on relevant information published by a reputable Third Party data source such as IQVIA, any successor to IQVIA, or any other similar Third Party source reasonably agreed upon by the Parties. For purposes of clarity, in any Calendar Quarter during which there are sales of a Generic Product, the applicable Royalty reduction shall be effective beginning in the Calendar Quarter in which the sales of such Competing Product reaches the above threshold in such country. A quarterly true-up will occur following the completion of any such Calendar Quarter to ensure any balances owed/due have been settled.

(b)
Subject to Section 3.06(d), in the event that during the applicable Royalty Term that a Royalty is required to be made, the Commercialization or Manufacturing of a Product in any country is not Covered by a Valid Claim of any Milestone Patent, then in such event, the Royalty rate in such country will be reduced to [*] of the then applicable rate in Section 3.05 in such country.

(c)
Subject to Section 3.06(d), Purchaser shall be entitled to deduct from any Royalty payments otherwise due under this Article III an amount equal to [*] of any royalty payments owed by Purchaser or any Sublicensee to a Third Party in consideration for a license under such Third Party’s interest in any Patents that are necessary for the use or sale of the Products in the Territory.

(d)
Notwithstanding anything to the contrary, in no event shall the Royalty reductions described in this Section 3.06, alone or together, reduce the Royalties payable by Purchaser for a Product in a country in any given Calendar Quarter to less than [*] of the amounts otherwise payable by Purchaser for such Calendar Quarter in Section 3.05 (without giving effect to any royalty deductions in this Section 3.06); provided, however, that to the extent Purchaser cannot deduct any amounts because of this Section 3.06(d), Purchaser may deduct such amounts from Royalties payable in future Calendar Quarters, subject to the limitation set forth in this Section 3.06(d).

Section 3.07 Sublicense Income Payment. Purchaser will pay to Seller, on a Product-by- Product (or in the case of a Change in Control, all Products) basis to the extent applicable, the following payments based on Sublicense Income received from time to time (whether by Purchaser or any of its security holders) in connection with such Change of Control or under such Sublicense as applicable (“Sublicense Income Payment”):

(a)
In addition to the Milestone Payments and Royalties provided in Article III above, if a Change of Control occurs or Sublicense involving either (or both) of each of COR388 and COR588, as applicable, is first executed prior to the Initiation of a Phase 2 Clinical Trial that is first Initiated after the Closing, then Purchaser shall pay Seller, within [*] Business Days following receipt, [*] of all applicable Sublicense Income received from time to time (whether by Purchaser or any of its security holders) in connection with such Change of Control or under such Sublicense as applicable.

(b)
If a Change of Control occurs, then Purchaser shall pay Seller, within [*] Business Days following receipt, the specified percentages of the corresponding Sublicense Income Payment according to the following:

(i)
in addition to the Milestone Payments and Royalties provided in Article

III above, [*] of all Sublicense Income received from time to time (whether by Purchaser or any of its security holders) in connection with such Change of Control that is consummated prior to the Initiation of the first Phase 2 Clinical Trial for either COR388 or COR588 that is first Initiated after the Closing;

(ii)
in lieu of the Milestone Payments and Royalties provided in Article III above, [*] of Sublicense Income received from time to time (whether by Purchaser or any of its security holders) in connection with such Change of Control that is consummated after Initiation of the first Phase 2 Clinical Trial for COR588 that is first Initiated after the Closing and prior to [*];

(iii)
in lieu of the Milestone Payments and Royalties provided in Article III above, [*] of Sublicense Income received from time to time (whether by Purchaser or any of its security holders) in connection with such Change of Control that is consummated after [*]; and

(iv)
in lieu of the Milestone Payments and Royalties provided in Article III above, [*] of Sublicense Income received from time to time (whether by Purchaser or any of its security holders) in connection with such Change of Control that is consummated after [*].

(c)
Notwithstanding anything to the contrary, in lieu of all Milestone Payments and Royalties provided in Article III above, if a Sublicense involving any Product (other than COR388 and COR588) occurs, then Purchaser shall pay Seller, within [*] Business Days following receipt, the specified percentages of the corresponding Sublicense Income Payment according to the following:

(i)
[*] of Sublicense Income if the Sublicense is first executed prior to [*];

(ii)
[*] of Sublicense Income if the Sublicense is first executed after [*] and prior to [*];

(iii)
[*] of Sublicense Income if the Sublicense is first executed after [*]; and

(iv)
[*] of Sublicense Income if the Sublicense is first executed after [*].

(d)
Notwithstanding anything to the contrary, in lieu of all Milestone Payments and Royalties provided in Article III above, if a Sublicense involving either (or both) of COR388 and COR588 occurs, then Purchaser shall pay Seller, within [*] Business Days following receipt, the specified percentages of the corresponding Sublicense Income Payment according to the following:

(i)
[*] of Sublicense Income if the Sublicense is first executed after Initiation of the first Phase 2 Clinical Trial that is initiated after the Closing and prior to [*];

(ii)
[*] of Sublicense Income if the Sublicense is first executed after [*]; and

(iii)
[*] of Sublicense Income if the Sublicense is first executed after [*].

(e)
Notwithstanding anything to the contrary, all calculations of Sublicense Income in this Section 3.07 shall exclude all Milestone Payments and Royalties paid pursuant to Article III above.

Section 3.08 Reimbursement of Legal Fees. Effective as of the Closing, Purchaser will reimburse Seller for the following legal costs and fees actually incurred of [*] by Cooley LLP in connection with the Transaction.

Section 3.09 Purchase Price Allocation. Within [*] days after the Closing Date, Seller shall prepare a draft allocation schedule (the “Allocation”) allocating the Purchase Price (together with any applicable Assumed Liabilities and any other amounts treated as consideration for applicable income Tax purposes) among the Transferred APA Assets and the Transferred Assets in accordance with the rules under Section 1060 of the Internal Revenue Code of 1986, as amended (the

“Code”), and the Treasury Regulations promulgated thereunder. Seller shall deliver the Allocation to Purchaser for review and comment within [*] calendar days after the Closing Date. Purchaser shall deliver its comments to Seller within [*] calendar days thereafter. Seller shall consult with Purchaser concerning such comments, shall consider such comments in good faith, and shall incorporate any agreed revisions thereto (the “Revised Allocation”). In the event Purchaser and Seller agree upon the Allocation or the Revised Allocation or the Independent Accounting Firm determines the Allocation following an applicable dispute between the Parties, such Allocation or, if applicable, Revised Allocation shall be conclusive and binding on the Parties and none of Purchaser, Seller, or their Affiliates shall take any Tax position (whether in Tax audits, Tax Returns or otherwise) that is inconsistent with such Allocation or Revised Allocation unless required to do so by applicable Law. If the Parties fail to reach such an agreement within [*] following the delivery of the Allocation, the Parties shall submit the dispute on the next Business Day to [*] or, if [*] is unavailable or conflicted, another nationally recognized independent accounting firm selected jointly by Seller and Purchaser (the “Independent Accounting Firm”), the cost of which will be allocated to and borne by Seller, on the one hand, and Purchaser, on the other hand, based on [*], as applicable,. In resolving such disputes, the Independent Accounting Firm shall (a) solely use materials provided by Purchaser and Seller,

(b) not conduct its own investigation, (c) act as an expert and not an arbitrator,

(d)
address only the disputed items, and (e) not assign a value greater than the greatest value claimed for such item by either Party or smaller than the smallest value claimed for such item by either Party. Any such adjustment to the Allocation shall be allocated to the asset or assets (if any) to which such adjustment is attributable; provided that, to the extent there is or are no such asset or assets, such adjustment shall be allocated in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any other applicable Law.

Section 3.10 Audit Rights. Upon the written request of Seller, Seller shall have the right to have an independent certified public accounting firm reasonably acceptable to Purchaser be provided access during normal business hours, upon reasonable prior written notice, to such books and records of Purchaser and each other Selling Party as may be required to verify the accuracy of any Net Sales Report. Such examinations may not (a) be conducted for any calendar quarter more than [*] years after the end of such calendar quarter, (b) be conducted more than once in any [*] period, or (c) be repeated for any calendar quarter. Any and all records examined by such independent certified public accounting firm shall be deemed to be confidential information of the audited Selling Party, and, prior to providing such certified public accounting firm with such access, the audited Selling Party and such certified public accounting firm shall have entered into a customary confidentiality agreement which shall provide. Seller shall bear all costs of such audit. If, based on the results of any audit conducted under this Section 3.10, any additional amounts are owed with respect to the Royalty due under this Agreement, then Purchaser shall make such additional payments within 10 Business Days after the accounting firm’s written report is delivered to the Seller and to Purchaser. If the results of the audit indicate an underpayment by Purchaser in excess of [*], then Purchaser shall reimburse the Seller’s reasonable costs of such audit.

ARTICLE IV - IMPLEMENTATION AGREEMENTS

Section 4.01 Product Files. As of Closing, Seller shall, and shall cause its Affiliates to, give Purchaser and its Affiliates access, through a Box data website (https://www.box.com/) (the “Electronic Data Site”), to all portions of the Product Files available in electronic form for the Product in the Territory, as well as the Global Safety Database (inclusive of all source documentation files) for the Product. Should portions of the Product Files not be available in electronic form at that time, electronic copies of such portions of the Product Files prepared in the Ordinary Course of Business or necessary or useful in the conduct of the business relating to the Product shall be made available to Purchaser (or its designated Affiliate) as soon as reasonably available, and originals of Product Files (if any) will be made available for inspection and copying, at Purchaser’s cost, as reasonably requested in writing by Purchaser or its Affiliates at the facilities where they are maintained by Seller and its Affiliates in the Ordinary Course of Business, on reasonable prior notice to Seller and during normal working hours at such facilities, taking into account the time necessary to identify, locate and retrieve such portions of the Product Files as may be maintained in any archive or storage facilities. Seller will instruct its archiving service to provide Purchaser [*] calendar days’ prior written notice of its intent to destroy or discard any originals of Product Files and provide Purchaser with copies of such Product Files at Purchaser’s written request and cost. Copies of portions of such Product Files can be taken by Purchaser or its designated Affiliate to its offices or the offices of its designated Affiliate, and Seller shall retain the originals. In addition, paper documentation which is not available electronically will be requested from off- site storage, scanned at Purchaser’s request and cost, and provided to Purchaser in electronic form promptly when available.

Section 4.02 Business Transfer Documents. To the extent required under applicable Law or as reasonably deemed necessary by either of the Parties, to effect the transactions contemplated hereunder, the Parties shall execute and deliver, or cause their respective Affiliates to execute and deliver, such asset and/or business transfer agreements, bills of sale, deeds, assignments, assumptions and other documents and instruments of sale, conveyance, assignment, novation, transfer and assumption as are necessary to effect any transfer of the Transferred APA Assets or related Assumed Liability at the Closing or any assumption of the Assumed Liabilities at the Closing. Such documents shall be in form and substance reasonably agreed to by the Parties and as is usual and customary in the applicable jurisdiction; provided that the Parties agree and acknowledge that such documents are intended solely to formalize the terms and conditions of this APA in order to comply with any applicable Law and shall be, in all respects, consistent with the terms and conditions set forth in this APA, and, in the event of any inconsistency between the APA and such documents, the APA shall control to the extent it would not be incompatible with applicable Law.

ARTICLE V - KNOW-HOW TRANSFER

Section 5.01 Transfer of Know-How. As and to the extent not contained in the Electronic Data Site and subject to Article IV, Seller will use commercially reasonable efforts, at the request of Purchaser, to initiate and complete an electronic transfer to Purchaser of any and all remaining Transferred Know-How, documentation and other materials that exclusively relate to any of the Products.

Section 5.02 Covenant Not to Sue. Effective as of the Closing, Seller, on behalf of itself and its controlled Affiliates, hereby covenants and agrees not to initiate a Proceeding, institute litigation or otherwise sue, or cause or support any other Person to initiate a Proceeding, institute litigation or otherwise sue, Purchaser, any of its Affiliates or Sublicensees, or any of their respective manufacturers, suppliers, distributors or customers solely for using or otherwise exploiting the Transferred APA Assets to Develop, Manufacture and/or Commercialize the Products in the Territory. Despite the foregoing, Seller and its controlled Affiliates retain all rights to initiate a Proceeding, institute litigation or otherwise sue, or cause or support any other Person to initiate a Proceeding, institute litigation or otherwise sue Purchaser or any of its Affiliates, in any such case, to enforce its rights under this Agreement or any Implementation Agreement.

ARTICLE VI - REPRESENTATION AND WARRANTIES

Except as set forth in any Implementation Agreement or in any certificate delivered pursuant to this APA, the Parties hereby agree that the representations and warranties set forth below exclude all others, express or implied.

Section 6.01 Title to Transferred APA Assets. Seller represents and warrants to Purchaser as of the Execution Date that Seller and the Seller Subsidiary collectively own and have good and valid title to the Transferred APA Assets free and clear of all Liens other than Permitted Liens.

Section 6.02 No Outside Reliance; No Other Representations and Warranties. In connection with the due diligence investigation of the Transferred APA Assets, the Assumed Liabilities, the Excluded Assets, the Retained Liabilities and the Business by Purchaser, Purchaser agrees that, except for the representations and warranties set forth in Section 6.01, neither Seller nor any Representative of Seller makes, and Purchaser acknowledges that it has not relied upon or otherwise been induced by,

(a)
any other express or implied representation or warranty, whether written or oral, or (b) any other information provided or made available to Purchaser in connection with the transactions contemplated by this Agreement or any Implementation Agreement, including any information, documents, projections, forecasts or other material made available to Purchaser or Purchaser’s Representatives in written form. Without limiting the foregoing, Purchaser further agrees that Purchaser has made its own investigation of the Transferred APA Assets and Assumed Liabilities and that neither Seller nor any of its Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by

Seller in Section 6.01, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any Transferred APA Asset.

Section 6.03 As-Is Where-Is Sale. Purchaser agrees that no representation or warranty is made as to the accuracy or completeness of any information provided to Purchaser, except to the extent any such representation or warranty is made in Section 6.01. Except as otherwise expressly set forth in this Agreement, Purchaser agrees that any assets, properties and business of Seller and the Seller Subsidiary, including the Transferred APA Assets, are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Section 6.01, with all faults and without any other representation or warranty of any nature whatsoever.

ARTICLE VII- CLOSING DELIVERABLES

Section 7.01 Closing Deliverables of Seller. At Closing:

(a)
Seller has delivered to Purchaser a certificate of a secretary or other authorized signatory of Seller enclosing a copy of the board of directors resolutions or equivalent documents authorizing the signature of this APA and the other Implementation Agreements and the consummation of the Transactions contemplated hereby and thereby.

(b)
Seller delivered to Purchaser the Transferred APA Assets.

(c)
Seller has signed and delivered to Purchaser:

(i)
a duly executed counterpart to each Implementation Agreement; and

(ii)
the Seller Transfer Letter.

Section 7.02 Closing Deliverables of Purchaser. At Closing:

(a)
Purchaser has delivered to Seller a certificate of a secretary or other authorized signatory of Purchaser enclosing a copy of board of directors or equivalent documents resolutions or equivalent documents authorizing Purchaser to enter into the APA and the other Implementation Agreements and to consummate the Transactions.

(b)
Purchaser has paid the Closing Capital Stock Consideration in accordance with Section 3.01.

(c)
Purchaser has signed and delivered to Seller:

(i)
a duly executed counterpart to each Implementation Agreement; and

(ii)
the Purchaser Transfer Letter.

ARTICLE VIII- COVENANTS

Section 8.01 Transfer of INDs. Seller will file the final clinical study report for COR388 with the FDA within [*] days following the Closing and will notify Purchaser in writing of such filing within [*] days thereafter. Within [*] days following the written notice from Seller referred to immediately in the preceding sentence, Purchaser and Seller shall file the Transfer Letters with the FDA for COR388 to transfer ownership of the U.S. IND to Purchaser.

Section 8.02 Taxes.

(a)
Withholding. Purchaser and its agents shall be entitled to deduct and withhold any amounts required to be withheld under applicable law from any payments to be made with respect to the transactions contemplated by this APA. Purchaser and its agents shall notify Seller in writing of any deduction or withholding it believes is applicable to amounts payable hereunder at least [*] days prior to the date of the applicable payment, and shall cooperate with Seller to reduce or eliminate any such deduction or withholding. If Purchaser (or any Purchaser Affiliate) is required to deduct or withhold any Taxes on any payments under this Agreement (a “Withholding Tax”), Purchaser will (i) pay such Withholding Tax on behalf of Seller (or the applicable Seller Affiliate) to the appropriate Governmental Authority, and (ii) furnish Seller with proof of payment of such Withholding Tax within [*] Business Days following such payment. The Parties shall cooperate with one another and use reasonable efforts to mitigate or reduce Withholding Tax or similar obligations in respect of payments made between the Parties under this Agreement. Without limiting the generality of the foregoing, each Party shall provide the other Party with any Tax forms and other information that may be reasonably necessary in order to eliminate or reduce withholding based on an applicable treaty or otherwise, including a properly completed Internal Revenue Service (“IRS”) Form W-9 or appropriate IRS Form W-8, as applicable, before a payment is made under this Agreement. If any Tax form or other information a Party previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly provide the other Party with an updated version of such form or certification or promptly notify the other Party in writing of its legal inability to do so. Upon Purchaser’s request, Seller shall, and shall cause its applicable Affiliates to, provide reasonable assistance to Purchaser for Purchaser to recover any such Withholding Tax.

(b)
Transfer Taxes. Notwithstanding anything in this APA to the contrary, Purchaser and Seller shall [*] Transfer Taxes. Purchaser and Seller shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable law in connection with the payment of any such Transfer Taxes or other amounts and Purchaser and Seller shall cooperate in good faith to minimize, to the fullest extent permitted by applicable Law, the amount of any such Transfer Taxes or other amounts payable in connection with the sale and transfer of the Transferred APA Assets hereunder, including providing resale certificates or such other certifications or documents as will relieve Purchaser and Seller from liability for any Transfer Taxes, where applicable. The party customarily responsible for filing Tax Returns on applicable Transfer Taxes will be responsible for the timely remittance of any such Transfer Taxes to the appropriate Taxing Authority and will, at its expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, subject to reimbursement for the portion attributable to the other Party’s share of such Transfer Taxes at least [*] Business Days prior to the deadline for remittance of such Transfer Taxes to the appropriate Taxing Authority.

(c)
Bulk Sales. The Parties hereby waive compliance with any requirements or provisions of any “bulk transfer” laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred APA Assets; provided, that any liability (other than an Assumed Liability) arising from such waiver shall constitute a Retained Liability to the extent any such liability would otherwise be treated as a Retained Liability had the Parties complied with any such “bulk transfer” laws.

(d)
Intended Tax Treatment. For U.S. federal and applicable state and local income tax purposes, Purchaser’s acquisition of the Transferred APA Assets shall be treated as a taxable sale by Seller of the Transferred APA Assets in exchange for the Purchase Price.

(e)
Tax Treatment of Certain Payments. All Post-Closing Consideration and payments made pursuant to Article IX shall be deemed adjustments to the Purchase Price for U.S. federal and applicable and local income Tax purposes to the maximum extent permitted by applicable Tax law.

Section 8.03 Publicity. The Parties shall issue a joint press release on the Closing Date. Except as may be required to comply with any applicable Legal Requirements or the rules and regulations of any applicable stock exchange, no public announcement shall be made by either Party with respect to the existence, terms and conditions, or performance of this APA, the Implementation Agreements or the transactions contemplated hereby or thereby without the prior written consent of the other Party. The Parties acknowledge and agree that the determination that a disclosure is required by applicable Legal Requirements or the rules or regulations of any applicable stock exchange shall be made in the sole, but reasonably exercised, discretion of the Party making such disclosure. To the extent a Party determines that a disclosure is necessary under this Section 8.03, to the extent permissible under Legal Requirements, the Parties will work in good faith to attempt to agree upon the content of such disclosure. If either Party, based on the reasonable advice of such Party’s outside legal counsel, determines that this APA, or any Implementation Agreement, must be filed with the United States Securities and Exchange Commission (“SEC”) or any other applicable

Governmental Authority, then such Party, prior to making any such filing, shall provide the other Party and its counsel with a redacted version of this APA (and any Implementation Agreement) which it intends to file and any draft correspondence with the SEC (or such other Governmental Authority, as applicable) requesting the confidential treatment by the SEC or other Governmental Authority of those redacted sections, and will give due consideration to any comments and redactions provided by the other Party or its counsel and use commercially reasonable efforts to ensure the confidential treatment by the SEC or other Governmental Authority of those sections specified by the other Party or its counsel.

Section 8.04 Transferred IP. Seller shall, or shall cause its applicable Affiliates to, execute, any and all papers and/or documents that may be reasonably necessary to effectuate the assignment, transfer, prosecution or enforcement of the Transferred Patents and Transferred Trademarks. Seller shall, or shall cause its applicable Affiliates to, release and transfer possession and control of the Transferred Patents and Transferred Trademarks to Purchaser (or its designated Affiliate) by initiating the transfer with the current registrar of each Transferred Patents and Transferred Trademarks and Seller shall, and shall cause its applicable Affiliates to, cooperate with Purchaser on all procedures and actions specified by each registrar. Seller hereby authorizes each such registrar to transfer the ownership and control of the Transferred Patents and Transferred Trademarks to Purchaser (or its designated Affiliate).

Section 8.05 COR388 Animal Health License. Purchaser hereby grants to Seller the exclusive option to obtain an exclusive, worldwide, royalty-free, fully-paid up, irrevocable and perpetual right and license, including the right to sublicense through multiple tiers of sublicense, under all Milestone Patents that Cover COR388 and all Transferred Know-How related to COR388 (the “COR388 Animal Health IP”), to research, Develop, Manufacture, use, Commercialize and otherwise exploit COR388 in any animal health indication. Such option shall commence on the date hereof and expire upon June 30, 2023. Purchaser agrees that, during such option period, and during any license negotiations with Seller arising therefrom, it shall not offer to any Third Party the opportunity to obtain a license, or enter into any license with any Third Party, under the COR388 Animal Health IP for any purpose in animal health, unless Seller expressly rejects in writing its exclusive option set forth herein. At Seller’s sole discretion, Seller shall exercise its option hereunder by providing Purchaser written notice of such exercise during such option period. Following receipt of such election notice, the Parties shall commence, in good faith, negotiations of the terms of such license. The Parties shall have a maximum of [*] days from the date of election to conclude a license agreement. Such period may be extended by mutual agreement. Such license agreement shall contain commercially reasonable terms typically contained in license agreements pertaining to inventions of similar nature and market potential. If the Parties do not conclude a license agreement prior to the expiration of the foregoing negotiation period or any extension mutually agreed upon by the

Parties, then such negotiation shall be subject to the expedited resolution procedures in accordance with Annex J.

ARTICLE IX- INDEMNIFICATION; LIMITATIONS ON LIABILITY

Section 9.01 By Seller. Subject to the other terms and conditions of this Article IX, Seller shall indemnify Purchaser and its officers, directors, agents, employees, members, partners, advisors, Affiliates and assigns (“Purchaser Indemnified Persons”) for, and hold each Purchaser Indemnified Person harmless from and against, any and all Losses made or brought against, suffered or incurred by, or imposed on the Purchaser Indemnified Persons arising out of or resulting from:

(a)
the Retained Liabilities; or

(b)
breaches of, or failure to perform covenants, agreements or obligations of Seller or its Affiliates in this APA or any Implementation Agreement.

Section 9.02 By Purchaser. Subject to the other terms and conditions of this Article IX, Purchaser shall indemnify Seller and its officers, directors, agents, employees, members, partners, advisors, Affiliates and assigns (“Seller Indemnified Persons”) for, and hold each Seller Indemnified Person harmless from and against, any and all Losses made or brought against, suffered or incurred by, or imposed on the Seller Indemnified Persons arising out of or resulting from:

(a)
the Assumed Liabilities; or

(b)
breaches of, or failure to perform, covenants, agreements or obligations of Purchaser or its Affiliates in this APA or any Implementation Agreement.

Section 9.03 Indemnification. Except as otherwise specified herein, Section 9.04 hereof shall apply to any and all Direct Claims and Third Party Claims (together, “Claims”) for Losses under this APA made by a Purchaser Indemnified Person or a Seller Indemnified Person, as applicable (each, an “Indemnified Party”), against Seller or Purchaser, as applicable (each, an “Indemnifying Party”).

Section 9.04 Indemnification Procedures.

(a)
Third Party Claims. If a claim by a Third Party is made against an Indemnified Party arising out of a matter for which the Indemnified Party may be entitled to be indemnified pursuant to Article IX (a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party (i) prompt (but no later than [*] calendar days after receiving notice of the Third Party Claim) written notice of the Third Party Claim for which the Indemnified Party reasonably may be liable, which notice shall include, among other things, the description of such Third Party Claim in reasonable detail and the estimated amount, if reasonably practicable to estimate, of the Loss that has been or may be sustained by the Indemnified Party and (ii) the opportunity to defend, negotiate and settle such Third Party Claim at the Indemnifying Party’s sole cost and expense with counsel reasonably satisfactory to the Indemnified Party; provided that the failure to give such notice shall not affect the Indemnified Party’s rights to indemnification hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby and then only to the extent of such prejudice; provided further that the Indemnifying Party shall not be entitled to assume and control the defense, compromise or settlement of any Third Party Claim if (w) such Third Party Claim in respect of an Assumed Liability is also a Claim with respect to a Retained Liability, (x) such Third Party Claim seeks as the sole remedy injunctive relief, other equitable relief or any other non-monetary relief against the Indemnified Party, (y) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (z) the Third Party Claim seeks monetary damages and the sum of the amount of the monetary damages would reasonably be expected to be greater than the maximum amount from which the Indemnifying Party is required to indemnify the Indemnified Party pursuant to this Article IX, but the Indemnifying Party shall be entitled to participate in the defense of any such Third Party Claim (at its cost and expense). The Indemnifying Party shall have [*] Business Days after receiving notice from the Indemnified Party of such Third Party Claim and upon written notice to the Indemnified Party to assume the conduct and control of the defense, negotiation and settlement of such Third Party Claim. The Indemnified Party shall provide the Indemnifying Party with all material information in its possession related to the Third Party Claim, all authority and all assistance reasonably necessary to enable the Indemnifying Party to carry on the defense of such suit; provided, that the Indemnified Party, at its own expense, reserves the right to retain its own counsel to participate in the defense of such suit. In no event shall the Indemnifying Party agree to any compromise or settlement of a Third Party Claim without the prior written consent of the Indemnified Party unless such judgment or settlement (a) is for monetary damages only and such judgment or settlement includes a complete release of the Indemnified Party from further Liability and (b) does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and provides a full and complete release of the Indemnified Party. In no event shall the Indemnified Party agree to any compromise or settlement of a Third Party Claim without the prior written consent of the Indemnifying Party.

(b)
In the event an Indemnified Party may have a claim against the Indemnifying Party that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a “Direct Claim”), the Indemnified Party shall promptly (but no later than [*] calendar days following the Indemnified Party becoming aware of such claim) notify the Indemnifying Party in writing of such Direct Claim. The failure of the Indemnified Party to notify the Indemnifying Party hereunder promptly shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is actually and materially prejudiced thereby and then only to the extent of such prejudice. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified

Party. The Indemnifying Party shall have [*] calendar days after its receipt of any such notice to respond in writing to such Direct Claim. During such [*] day period, the Indemnified Party shall allow the Indemnifying Party and its advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its advisors may reasonably request. If the Indemnifying Party does not so respond within such [*] day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this APA. If the Indemnifying Party disputes a Direct Claim within the [*] day period, the Indemnifying Party and Indemnified Party shall attempt to resolve in good faith such dispute within the [*] day period after the Indemnifying Party delivers notice of such dispute. If such Direct Claim is not so resolved within such [*] day period, then either Party may initiate a Proceeding with respect to the subject matter of such Direct Claim in accordance with this APA.

Section 9.05 Expiration. Except in connection with Fraud or as otherwise set forth in this APA, demands for indemnification under this Article IX must be notified by the Indemnified Party to the Indemnifying Party during the following periods, following which no indemnification shall be due; provided that any Claim brought prior to the expiration of the applicable period below shall be preserved until final resolution thereof:

(a)
for Claims arising from [*], until [*]; and

(b)
for Claims for [*], until [*].

Section 9.06 Sole Remedy; Waiver. Except in connection with Fraud or as otherwise expressly set forth in this APA, the indemnification set forth in this Article IX shall be the sole and exclusive remedy with respect to the matters set forth herein. In furtherance of the foregoing, each of the Parties hereby waives, from and after the Closing Date, to the fullest extent permitted by applicable Legal Requirement, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or any of its Affiliates, or Purchaser or any of its Affiliates, as the case may be, arising under or based on warranty, in contract, in tort (including negligence or strict liability) or any other applicable Legal Requirement, except that nothing herein shall limit the liability of either Party for Fraud.

Section 9.07 Payments. The Indemnifying Party shall pay to the Indemnified Party all sums owed by the latter under this Article IX as soon as said sums have become due and payable, as a result of a judgment, settlement or enforceable decision.

Section 9.08 Claims Net of Insurance, Etc. If subsequent to the payment of any amount by an Indemnifying Party with respect to a payment made by an Indemnified Party to a Third Party, the Indemnified Party receives reimbursement of the sum paid to a Third Party from a Third Party or such payment is no longer required, the Indemnified Party shall promptly refund the amount of the payment received (net of any costs or expenses of recovery) to the Indemnifying Party.

Section 9.09 Mitigation. Upon becoming aware of any event or condition that would reasonably be expected to give rise to any Loss, the applicable Indemnified Parties will use or procure the using by its relevant Affiliates of commercially reasonable efforts to mitigate any Losses, provided that the Parties agree that the reasonable costs of such mitigation may be Losses hereunder. If an Indemnified Party fails to use its commercially reasonable efforts to mitigate a Loss, the Losses to which such Indemnified Party is entitled to be indemnified pursuant to this Article IX shall be reduced to the extent the Indemnifying Party demonstrates that the Indemnified Party’s failure to use its commercially reasonable efforts to mitigate such Loss increased the amount of such Loss.

ARTICLE X- GOVERNING LAW AND ENFORCEMENT

Section 10.01 Governing Law. This APA shall be governed by and construed in accordance with the Laws of the State of Delaware, U.S.A., without regard to the choice or conflict of law principles (whether of the State of Delaware or any other jurisdiction) that would result in the application of the Laws of a different jurisdiction.

Section 10.02 Enforcement and Specific Performance. Each of the Parties acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this APA by any Party, money damages may be inadequate, and the non-breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non-breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).

Section 10.03 Consent to Jurisdiction. All actions and Proceedings arising out of or relating to this APA shall be brought only in the courts of the State of Delaware or in a United States District Court sitting in the State of Delaware. Each Party irrevocably consents to and confers personal jurisdiction on the courts of the State of Delaware and the United States District Courts sitting in the State of Delaware, and expressly waives any objection to the venue of such court, as the case may be, and agrees that service of process may be made on such Party by mailing a copy of the pleading or other document by registered or certified mail, return receipt requested, to its addresses for the giving of notice provided for in Section 11.03 hereof, with service being deemed to be made five (5) Business Days after the giving of such notice.

Section 10.04 Waivers. IN CONNECTION WITH ANY DISPUTE HEREUNDER OR RELATED HERETO, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

IN CONNECTION WITH ANY DISPUTE HEREUNDER, EACH PARTY HERETO WAIVES (i) ANY CLAIM TO PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES AND (ii) ANY CLAIM OF INDIRECT, INCIDENTAL OR SPECIAL DAMAGES, IN EACH CASE FROM THE OTHER PARTY HERETO (OR ANY AFFILIATE OF SUCH OTHER PARTY HERETO), EXCEPT THAT THE COURT SHALL HAVE THE POWER TO AWARD ANY RELIEF PROVIDED BY GOVERNING STATUTE.

IN CONNECTION WITH ANY DISPUTE HEREUNDER, EACH PARTY HERETO WAIVES ANY CLAIM OF CONSEQUENTIAL OR LOST PROFITS DAMAGES FROM THE OTHER EXCEPT FOR CLAIMS ARISING OUT OF OR RESULTING

FROM A BREACH OF CONFIDENTIALITY OR INTELLECTUAL PROPERTY RIGHTS.

ARTICLE XI- MISCELLANEOUS

Section 11.01 Further Assurances. Each Party undertakes to execute and deliver all other papers, agreements, documents and instruments that are reasonably necessary to fulfill the purpose of this APA. Upon Purchaser’s reasonable request, Seller and its Affiliates shall execute and deliver assignment agreements and other transfer documentation, including duly executed assignments of the Transferred IP for recording with the applicable Governmental Authority, and to take such further actions, in each case at Purchaser’s reasonable cost and expense and as may be required, to give effect to the foregoing assignments. Purchaser shall proceed with the recording of such duly executed intellectual property assignment agreements or similar transfer documentation, as applicable, at Purchaser’s sole cost and expense.

Section 11.02 Performance by Affiliates. To the extent that this APA refers to an obligation of a Party that must be performed, satisfied or fulfilled by an Affiliate of such Party, such Party agrees to cause its Affiliate to perform, satisfy or fulfill such obligations, it being understood and agreed that such Affiliates are not parties to this APA or bound hereby. Any obligation of a Party to the other Party under this APA, which obligation is performed, satisfied or fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such

Party. For the avoidance of doubt, only Seller and Purchaser shall be bound by obligations of indemnification hereunder or under the Implementation Agreements, each for itself and for any claims arising from the actions or omissions of any of its Affiliates that become parties to such Implementation Agreements.

Section 11.03 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered (a) when sent, if sent by electronic mail; provided the electronic mail receipt is promptly confirmed by telephone or electronic mail or so long as the sender has not received an automatic notification indicating delivery failure,

(b) when delivered, if delivered personally to the intended recipient and (c) one

(1) Business Day following sending by overnight delivery via a reputable international courier service that maintains record of receipt and, in each case, addressed to a party at the following address for such party:

if to Seller, to:

Quince Therapeutics, Inc.

601 Gateway Blvd., Suite 1250 San Francisco, CA 94080 Attention: Brendan

with a copy (which shall not constitute notice) to: Cooley LLP

10265 Science Center Drive

San Diego, CA 92121 Attention: Charity

if to Purchaser, to:

Lighthouse Pharmaceuticals, Inc. 5214F Diamond Heights Blvd #3470 San Francisco, CA 94131

Attention: Casey Lynch

with a copy (which shall not constitute notice) to: Orrick, Herrington & Sutcliffe LLP

1000 Marsh Road Menlo Park, CA 94025 Attention: Scott Iyama

David Schulman

or to such other address(es) as shall be furnished in writing by any such party to the other parties in accordance with the provisions of this Section 11.03.

Section 11.04 Amendment; Waiver. Any provision of this APA and any Implementation Agreement may be amended, discharged, released or waived if, and only if, such amendment or waiver is in writing and signed by a duly authorized representative of: (a) in the case of an amendment, Purchaser and Seller, and (b) in the case of a waiver, the Party or entity against whom the discharge, release or waiver is to be effective. No failure or delay by either Party or entity in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver by one of the Parties of one or several provisions of this APA or any Implementation Agreement or, in the event of the violation thereof, shall constitute a precedent for another case involving this provision or any other provision. Furthermore, in the event of the waiver of a particular provision, all the other provisions of this APA or any Implementation Agreement shall remain in full force and effect.

Section 11.05 Assignment. Neither Party to this APA may assign any of its rights or obligations under this APA, including by operation of Law in connection with a merger or sale of substantially all the assets or otherwise, without the prior written consent of the other Party, except that either Party may, without such consent, assign its rights to, or have its obligations discharged by, an Affiliate of such Party, in whole or in part, provided that such Party shall remain liable for the timely and complete performance of its obligations hereunder, and provided, further, that such assignment or sublicense will not cause adverse tax consequences to the non- assigning Party (or such Party’s Affiliates).

Section 11.06 Entire Agreement. This APA, the Bill of Sale and Assignment and Assumption Agreement, the Implementation Agreements and the Annexes hereto and thereto and all other documents and agreements referred to expressly herein and therein, contains the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, commitments and documents, whether oral or written, with respect to such matters.

Section 11.07 Parties in Interest. This APA shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Nothing in this APA, express or implied, is intended to confer upon any Person other than Purchaser and Seller, or their successors or permitted assigns, any rights or remedies under or by reason of this APA.

Section 11.08 Expenses. Except as otherwise expressly provided in this APA, whether or not the transactions contemplated by this APA are consummated, all other costs and expenses incurred in connection with this APA and the transactions contemplated hereby shall be borne by the Party incurring such expenses.

Section 11.09 Counterparts. This APA may be executed in one or more counterparts and in PDF format, each of which shall be deemed an original, and together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart.

Section 11.10 Headings; Interpretation. The heading references herein and the table of contents hereto and in the Implementation Agreements are for convenience purposes only, do not constitute a part of such agreements and shall not be deemed to limit or affect any of the provisions hereof or thereof.

Section 11.11 Severability. The provisions of this APA and the Implementation Agreements shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof or thereof. If any term or other provision of the APA or the Implementation Agreements or the application thereof to any Person or any circumstance, is held to be invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and

(b) the remainder of the APA or the Implementation Agreements and the application of such provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. To the extent permitted under applicable Law, each Party waives any legal provision making a provision of the APA or the Implementation Agreements invalid, illegal or non- enforceable in all respects.

Section 11.12 Language. This APA and the Implementation Agreements have been prepared in the English language and all issues of interpretation shall be determined by reference to the English language original. To the extent that the original version of any document to be provided, or any communication to be given or made, to Seller under this APA or any Implementation Agreement is in a language other than English, the document or communication shall be accompanied by an English translation certified by an authorized representative of Purchaser to be a true and correct translation of the original. Seller may, if it so requires, obtain an English translation of any document or communication received in another language other than English at the cost and expense of Purchaser. Seller may deem any such English translation to be the governing version between Seller and Purchaser.

Section 11.13 Confidentiality. For purposes of duties of confidentiality and obligations related thereto and to public statements with respect to the transactions contemplated by this APA or any Implementation Agreement, the Parties acknowledge and agree that (a) effective as of Closing, all of the Transferred Know-How shall be deemed to be “Confidential Information” of Purchaser (but no longer Seller) under the Confidentiality Agreement and (b) the terms of the Confidentiality Agreement shall govern and apply mutatis mutandis to Seller and, in the case of Purchaser, to Purchaser in substitution for Casey Lynch and (c) the definition of “Opportunity” shall be deemed to include the evaluation of the rights to Develop, Manufacture and Commercialize the Product Compounds and the Products and the Transferred Assets. Notwithstanding any term or survival periods set forth in the Confidentiality Agreement, the Parties acknowledge and agree that, with regard to this APA, the terms of the Confidentiality Agreement shall be effective for as long as any provision of this APA remains in effect and shall remain in force indefinitely for provisions related to intellectual property and trade secrets, and that the obligations of confidentiality and non-disclosure shall survive indefinitely for so long as the Parties shall possess or control Confidential Information (as defined in the Confidentiality Agreement) of the other Party.

Section 11.14 Time is of the Essence. The Parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this APA.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the Execution Date.

QUINCE THERAPEUTICS, INC.

By:

Name:

Title:

IN WITNESS WHEREOF, the Parties have duly executed this Agreement effective as of the Execution Date.

LIGHTHOUSE PHARMACEUTICALS, INC.

By:

Name:

Title:

CONFIDENTIAL

List of Annexes:

Annex A – Definitions

Annex B – Stock Issuance Agreement

Annex C – Confidentiality Agreement

Annex D – Patent Assignment Agreement

Annex E – Trademark Assignment Agreement

Annex F – Transferred Patents

Annex G – Product Compounds

Annex H – Transferred Trademarks

Annex I-1 – Seller Transfer Letter

Annex I-2 – Purchaser Transfer Letter

Annex J – Expedited Resolution

Annex A

Definitions, Definitional Provisions and Rules of Construction

Section 1. Definitions.

In this APA, unless the context otherwise requires:

“Adverse Event” means any untoward medical occurrence associated with the use of a drug in humans, whether or not considered drug related, including an adverse event occurring in the course of the use of a drug product in professional practice, an adverse event occurring from drug overdose whether accidental or intentional, an adverse event occurring from drug abuse or drug withdrawal, and any failure of expected pharmacological action.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise and, in any event and, without limitation of the previous sentence, any Person owning more than fifty percent (50%) or more of the voting securities of another Person shall be deemed to control that Person.

“Allocation” has the meaning set forth in Section 3.09.

“Ancillary Agreements” shall mean any agreement between Seller and Purchaser, or any of their respective Affiliates entered, executed or delivered in accordance with, in connection with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.

“APA” and “Agreement” each has the meaning set forth in the preamble.

“Approval” shall mean any approval, registration, license or authorization from any Governmental Authority in any jurisdiction required for the Manufacture, Development or Commercialization of a Product in such jurisdiction.

“Assumed Liabilities” shall have the meaning set forth in Section 2.07.

“Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement, dated as of December 2, 2022, by and between Purchaser and Seller.

“Business” shall mean the Development and Manufacture of the Products by and on behalf of the Seller on or prior to the Effective Date.

“Business Day” means any weekday other than a day that is a public holiday in San Diego, California.

“Calendar Quarter” shall mean each successive period of three (3) months ending on March

31, June 30, September 30 and December 31 of each Calendar Year; provided that the first Calendar Quarter for the first Calendar Year extends from the Effective Date to the end of the then-current Calendar Quarter and the last Calendar Quarter extends from the first day of such Calendar Quarter until the effective date of the termination or expiration of this APA.

“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided that the first Calendar Year under this APA will be the period beginning on the Effective Date and ending on the end of the Calendar Year in which the Effective Date is encompassed and the last Calendar Year of the Term will be the period beginning on January 1 of the Calendar Year in which the expiration or termination of the APA occurs and ending on the effective date of expiration or termination of the APA.

“Change of Control” means with respect to Purchaser: (a) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of Purchaser; (b) a merger, reorganization or consolidation involving Purchaser, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power in the surviving entity immediately after such merger, reorganization or consolidation; or (c) a sale of all or substantially all of the assets of Purchaser in one transaction or a series of related transactions to a Third Party; it being understood and agreed that in no event shall a “Change of Control” include any “Sublicense” under this Agreement.

“Claims” shall have the meaning set forth in Section 9.03. “Closing” shall have the meaning set forth in Section 2.02. “Closing Date” shall have the meaning set forth in Section 2.02. “Code” has the meaning set forth in Section 3.09.

“Combination Product” means a Product that is: (a) sold in the form of a combination that contains or comprises the therapeutically active pharmaceutical agent contained in a Product together with one or more other therapeutically active pharmaceutical agents (whether co-formulated or co-packaged or otherwise sold for a single price); (b) sold for a single invoice price together with any

(i) delivery device or component therefor; (ii) companion diagnostic related to any Product; or (iii) product, process, service or therapy other than a Product

(such additional therapeutically active pharmaceutical agent and each of (i) through (iii), an “Other Component”).

“Commercialize” means to market, promote, distribute, offer to sell, sell and/or have sold a Product and/or conduct other commercialization activities, and “Commercialization” means commercialization activities relating to a Product, including activities relating to marketing, promoting, distributing, offering for sale, and/or selling of such Product or having such Product sold to trade, institutional, prescriber, payer, pharmacist and patient customers or otherwise.

“Completion” means, with respect to any clinical trial, the date the tables, figures and listings for such clinical trial are finalized.

“Confidentiality Agreement” means the Confidentiality Agreement, dated [*], by and between Seller and Casey Lynch attached hereto as Annex C.

“COR388” means (a) the compound identified on Annex G hereto as “COR388”,

(b) any Derivative thereof, and (c) any isotope, stereoisomers, salt, solvate, hydrate, ester, isomer, or polymorph of any of the foregoing.

“COR388 Animal Health IP” shall have the meaning set forth in Section 8.05.

“COR588” means (a) the compound identified on Annex G hereto as “COR588”,

(b) any Derivative thereof, and (c) any isotope, stereoisomers, salt, solvate, hydrate, ester, isomer, or polymorph of any of the foregoing.

“COR803” means (a) the compound identified on Annex G hereto as “COR803”,

(b) any Derivative thereof, and (c) any isotope, stereoisomers, salt, solvate, hydrate, ester, isomer, or polymorph of any of the foregoing.

“COR852” means (a) the compound identified on Annex G hereto as “COR852”,

(b) any Derivative thereof, and (c) any isotope, stereoisomers, salt, solvate, hydrate, ester, isomer, or polymorph of any of the foregoing.

“Cover” or “Covering” means, with respect to a Milestone Patent, that the making, using, selling, importing or offering for sale of the Product, or the practice of a method to make or use such Product would infringe a Valid Claim of the relevant Milestone Patent in the Territory or in the country where any such act relating to such Product occurs.

“Derivative” means any pharmaceutical compound that (a) is a derivative of a Product Compound and (b) following Closing, does not require any new preclinical toxicology study to be conducted in order to initiate a clinical trial in humans for the dosing of such pharmaceutical compound.

“Develop” or “Development” means activities with respect to developing a Product and obtaining Marketing Authorization or Approvals, including pre-

clinical research and development, clinical development, preparation and submission of regulatory filings, and product registration.

“Direct Claim” shall have the meaning set forth in Section 9.04(b). “Electronic Data Site” has the meaning set forth in Section 4.01. “Excluded Assets” has the meaning set forth in Section 2.06. “Execution Date” has the meaning set forth in the preamble.

“Europe Major Markets” shall mean each of the United Kingdom, Germany, Italy, France and Spain.

“EMA” shall mean the European Medicines Agency and any successor agency thereto.

“FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.

“First Commercial Sale” means, on a country-by-country basis, the first sale of a Product by

Purchaser, its Affiliates or its Sublicensees to an end user or prescriber for use, consumption or resale of the Product in a country in the Territory where Regulatory Approval of the Product has been obtained. Sale of a Product under this Agreement by Purchaser or any Sublicensee to an Affiliate (or by Purchaser to a Sublicensee) shall not constitute a First Commercial Sale unless such Affiliate or such Sublicensee is the commercial end user of such Product and such sale results in a Net Sale. First Commercial Sale excludes any transfers of Product to Third Parties for clinical trials or for any so-called treatment investigational new drug sales, named patient sales, expanded access program, compassionate or emergency use sales or pre-license sales made for non-commercial, compassionate use purposes, sales at or below cost for purposes of testing any Product prior to Regulatory Approval, or any indigent program or promotional or educational purposes, provided that such sales are made at or below cost.

“Fraud” shall mean actual fraud (as defined under the laws of the State of Delaware) with respect to the making of the representations or warranties contained in Article VI (and not, for the avoidance of doubt, constructive fraud, equitable fraud or promissory fraud or negligent misrepresentation or omission, or any form of fraud based on recklessness or negligence).

“Generic Product” means, on a country-by-country and Product-by-Product basis, any pharmaceutical product that (a) is lawfully sold by a Third Party that is not a (sub)licensee of Purchaser or any of its Affiliates under a Regulatory Approval granted to a Third Party that is not (sub)licensee of Purchaser or any of its Affiliates by a Regulatory Authority in such country to such Third Party and (b) contains the same compound as such Product and is approved, as applicable, (i) in the United States pursuant to section 505(j) of the Federal Food, Drug, and

Cosmetic Act (21 U.S.C. 355(j)) and designated as automatically substitutable or therapeutically equivalent in the FDA’s Orange Book or (ii) in any other country pursuant to any equivalent applicable Law and designated as automatically substitutable or therapeutically equivalent thereunder.

“Global Safety Database” means the database (or portion thereof) containing Adverse Events for the Product that supports regulatory reporting, overall drug safety surveillance and responses to safety queries relating to Product from Governmental Authorities and includes safety reports relating to Product collected worldwide.

“Governmental Authority” means any (i) supranational, national, regional, state, county, city, town, village, district or other jurisdiction; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department or instrumentality thereof, including any business, company, enterprise or other entity owned or controlled, in whole or in part, by any government and any court or other tribunal); (iv) multinational organization; (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power of any nature; or (vi) any arbitral authority.

“Governmental Authorization” means all filings with any Governmental Authority, consents, approvals, or notices (to the extent required from a Governmental Authority), licenses, franchises, permits, concessions, exemptions, orders, certificates, registrations, re-registrations, applications, declarations and filings pertaining to the aforesaid issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Legal Requirements.

“Implementation Agreements” means (i) the Patent Assignment Agreement;

(ii) the Trademark Assignment Agreement; and (iii) the Stock Issuance Agreement.

“Indemnified Party” has the meaning set forth in Section 9.03. “Indemnifying Party” has the meaning set forth in Section 9.03.

“Indication” means any human disease, condition or syndrome, or sign or symptom of, or associated with, a human disease, condition or syndrome in a particular target patient population; it being understood that [*].

“Initiation” or “Initiated” means, with respect to any clinical trial for a Product, the date that a human subject or patient enrolls in a clinical trial by executing the informed consent form to participate in such clinical trial.

“Investigational New Drug Application” or “IND” means each of: (a) the Investigational New Drug application #134303 filed with the FDA pursuant to 21 C.F.R. §321 with respect to COR388 (the “U.S. IND”); and (b) the Clinical

Trial Notification #CT-2021-CTN-02193-1 filed pursuant to Australian regulations detailed in the “Integrated Addendum to ICH E6(Rl): Guideline for Good Clinical Practice ICH E6(R2)” with the Therapeutic Goods Administration (“TGA”) with respect to COR588 (the “Australian CTN”).

“Know-How” means, as and to the extent specifically related to any Products, any and all information, knowledge and materials, whether or not in written form, including but not limited to all technical information, know-how and trade secrets, formulas, prototypes, specifications, directions, instructions, inventory, test protocols, procedures, processes and results, studies, analyses, raw material sources, data, manufacturing data, formulation or production technology, inventions (whether patentable or not), patent disclosures, discoveries, techniques, systems, algorithms, processes and methods, including without limitation, all chemical, pharmaceutical, toxicological, biochemical, and biological, technical and non-technical data, and information relating to the results of tests, assays, methods and processes, and specifications and/or other documents containing information and related data, and any preclinical, clinical, assay control, manufacturing, regulatory.

“Law” or “Laws” means any statute, law, ordinance, treaty, rule, code, regulation, judgment or other directive issued, promulgated or enforced by any Governmental Authority.

“Legal Requirements” means any applicable Law, legislation, statutes, directives, regulations, rules and other legislative instruments, measures, treaties, conventions and other agreements between states, or between states and supranational bodies, and rules of common or civil law, in each case, having the force of law and having effect in any jurisdiction.

“Liabilities” means any and all debts, liabilities, assessments, expenses, deficiencies, judgments, losses, damages, fines, demands for payment, penalties and obligations of any nature, whether accrued or unaccrued, known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, disputed or undisputed, absolute or contingent, matured or un-matured or determined or determinable and whether due or to become due.

“Lien” means, with respect to any property or asset, any charge, claim, mortgage (including equitable mortgage and mortgage by deposit of title deeds), hypothecation, servitude, easement, right of way, adverse ownership claim, title defect, covenant, equitable interest, license, lease, sub-lease or other possessory interest, lien, Tax lien, option, pledge, security interest, preference, priority, right of first refusal, restriction or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

“Losses” means, with respect to any Person, any and all actual losses, damages, Liabilities, costs and expenses, including reasonable attorneys’ fees and expenses, imposed upon or incurred by such Person; provided that “Losses” shall (i) not include any exemplary, consequential, special or punitive damages (except to the extent paid or payable to an unaffiliated third party) and (ii) shall be calculated on the basis of actual losses without regard to reductions in value, lost opportunities, speculative damages or any multiple of damages (including any multiple of revenue, EBITDA or the like).

“Manufacture” or “Manufacturing” shall mean any activities directed to making, having made, producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing, test method development and stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis and release, shipping and storage of a drug or biologic product or compound, or any raw materials thereof, directly or through one or more Third Parties, whether for Development or Commercialization.

“Marketing Authorization” means each of the registrations, approvals, or other licenses, permits or other authorization granted by a Governmental Authority and held by Seller, any Sublicensees or any of their respective Affiliates relating to a Product in the Territory necessary for the marketing and sale of such Product in such Territory.

“Milestone Patent” means, as and to the extent it Covers a Product Compound or any Derivative thereof: (a) each Transferred Patent, any patent application claiming priority to any Transferred Patent, any foreign counterparts of any of the foregoing, any patents issued or granted with respect to any of the foregoing; and

(b) any other Patent owned or controlled by (i) Purchaser or its Affiliates or (ii) in the case of any sale or other transfer of Transferred Know-How to a Sublicensee (excluding any merger, demerger, consolidation, or license but including any sale or transfer of Transferred Know-How to any subsidiary or other Affiliate of Purchaser), any Sublicensee, in each case, as and to the extent that such Patent claims any of the Transferred Know-How.

“Net Sales” means, with respect to a Product, the gross sales amount invoiced by Purchaser, its Affiliates or any Sublicensee thereof (individually and collectively, the “Selling Parties”) to Third Parties (including Third Party Distributors), excluding any Sublicensee if such sale is for resale, but the subsequent resale of such Product to a Third Party shall be included, for the Product in the Territory, less:

(a)
Trade, quantity and cash discounts allowed;

(b)
Discounts, refunds, rebates, chargebacks, retroactive price adjustments and any other allowances which effectively reduce the net selling price;

(c)
Product returns and allowances;

(d)
Any tax imposed on the production, sale, delivery or use of the Product, including sales, use, excise or value added taxes, or the portion of the annual fee imposed on the pharmaceutical manufacturers by the U.S. government that the Selling Party allocates to sales of such Product in accordance with its standard policies and procedures consistently applied across its products;

(e)
That portion of the sales value associated with drug delivery systems;

(f)
Wholesaler inventory management fees;

(g)
Allowance for distribution expenses; and

(h)
[*] in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) or International Financial Reporting Standards (“IFRS”), as applicable (and U.S. GAAP and IFRS, the “Accounting Standards”), in each case, consistently applied across such Selling Party’s therapeutic product portfolio.

Net Sales will exclude any samples of Product transferred or disposed of for clinical trials or at or below costs of goods therefor for any so-called treatment investigational new drug sales, named patient sales, expanded access program, compassionate or emergency use sales or pre-license sales made for non- commercial, compassionate purpose, or any indigent program or promotional or educational purposes, in all cases if such sale or disposition is at or below costs of goods therefor.

Such amounts shall be determined from the books and records of Purchaser, its Affiliate or Sublicensee, as applicable, maintained in accordance with U.S. GAAP or, in the case of Sublicensees, such other Accounting Standards, as are used by the Sublicensee, consistently applied. Purchaser further agrees in determining such amounts, it, its Affiliates and Sublicensees will use their respective current standard procedures and methodology, including their respective then current standard exchange rate methodology for the translation of foreign currency sales into U.S. Dollars consistently applied. In no event will any particular amount be deducted more than once in calculating Net Sales.

In the event that the Product is sold as part of a Combination Product, the Net Sales of the Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition) by the fraction, A / (A+B) where A is the weighted average sale price of the Product when sold separately without any Other Component in finished form, and B is the weighted average sale price of the Other Component(s) sold separately in finished form.

In the event that the weighted average sale price of the Product can be determined but the weighted average sale price of the Other Component(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction A / C where A is the weighted average sale price of the Product when sold separately without any Other Component in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of the Other Component(s) can be determined but the weighted average sale price of the Product without any Other Component therein cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the following formula: one (1) minus (B / C) where B is the weighted average sale price of the Other Component(s) when sold separately in finished form and C is the weighted average sale price of the Combination Product.

In the event that the weighted average sale price of both the Product without any Other Component and the Other Component(s), when sold separately, in the Combination Product cannot be determined, the Net Sales of the Product shall be deemed to be equal to a mutually agreed percentage of the Net Sales of the Combination Product that reflects the relative value of the Product Compound in such Combination Product; provided, that if the Parties are unable to agree on such relative value within [*] days of commencement of discussions with respect to such relative value, despite their good faith efforts, then such percentage shall be [*].

The weighted average sale price for a Product without any Other Component(s) or Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Product without any Other Component(s) or Combination Product, the weighted average sale price shall be calculated by dividing the sales dollars (translated into Dollars) by the units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial calendar year) of the preceding Calendar Year for the respective Product without any Other Component(s) or Combination Product. In the initial Calendar Year, a forecasted weighted average sale price will be used for the Product without any Other Component(s) or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the following Calendar Year.

“Net Sales Report” has the meaning set forth in Section 3.05.

“Ordinary Course of Business” means the usual, regular and ordinary course of business with respect to the development and/or manufacturing of the Product consistent with the past custom and practice of Seller.

“Party” has the meaning set forth in the preamble.

“Patent” means any patents, patent applications and patent rights, in each case, of any kind.

“Patent Assignment Agreement” means the Patent Assignment Agreement attached hereto as Annex D.

“Person” means a natural person, a limited liability company, a joint venture, a corporation, a partnership, an association, a trust, a division or an operating group of any of the foregoing or any other entity or organization, including any Governmental Authority.

“Permitted Lien” means any Lien in effect as of Closing for current Taxes not yet due and payable (or being contested in good faith and for which reserves have been established in accordance with U.S. GAAP).

“Phase I Clinical Trial” means a clinical trial (or any arm thereof) in which a Product is first administered in humans and includes any clinical trial that is generally consistent with 21 C.F.R. 312.21 (a) (or the non-United States equivalent thereof).

“Phase II Clinical Trial” means a clinical trial (or any arm thereof) of a Product generally consistent with 21 C.F.R. 312.21 (b) (or the non-United States equivalent thereof) which, for avoidance of doubt, is a clinical study conducted to evaluate the effectiveness of the drug for a particular indication or indications in patients with the disease or condition under study.

“Phase III Clinical Trial” means a clinical trial (or any arm thereof) of a Product generally consistent with 21 C.F.R. 312.21 (c) (or the non-United States equivalent thereof) which, for avoidance of doubt, is intended to gather information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug.

“Pricing and Reimbursement Approval” means, with respect to a Product, the governmental approval, agreement, determination or decision of any Regulatory Authority establishing the price, maximum price or level of reimbursement for such Product in a jurisdiction where the applicable Regulatory Authority approves or determines the pricing of pharmaceutical products.

“Proceeding” means any action, arbitration, audit, examination, investigation, hearing, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority, excluding, in each case, routine administrative activities with respect to obtaining, maintaining and renewing MA and Governmental Authorization required for manufacturing, storage and distribution of Product, and prosecution, renewals, re-examination, inter-partes review, post- grant review or opposition proceeding and similar activities pertaining to intellectual property before the United States Patent and Trademark Office or the United States Copyright Office.

“Product” means any pharmaceutical product that contains any of the Product Compounds and all (current and future) forms, presentations, strengths, formulations, dosages and delivery modes thereof.

“Product Compound” means each small molecule within the definition of COR388, COR588, COR803 or COR852 or that is claimed by any Milestone Patent.

“Product Files” means all electronic and other books and records containing regulatory, scientific and technical Transferred Know-How, documents, and information existing as of the Closing exclusively related to the Product in the Territory, including: (i) copies of the INDs, dossiers and submissions to and correspondence to and from the Governmental Authorities responsible for the grant of the INDs; (ii) the list of the composition thereof; and (iii) all scientific information underlying the INDs, including pre-clinical, clinical and other reports and publications related to characterizing the Product.

“Purchase Price” has the meaning set forth in Section 3.01. “Purchaser” has the meaning set forth in preamble.

“Purchaser Indemnified Persons” has the meaning set forth in Section 9.01.

“Regulatory Approval” means, with respect to a particular country or other regulatory jurisdiction, any approval of a Marketing Authorization, or other approval, product, or establishment license, registration, or authorization of any Regulatory Authority necessary for the Development, Manufacture, Commercialization of a Product in such country or other regulatory jurisdiction, excluding, in each case, Pricing and Reimbursement Approval.

“Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval in a country or jurisdiction in the Territory, including in the U.S., the FDA and any other applicable Governmental Authority having jurisdiction over the Product; in the EU, the EMA or any competent Governmental Authority in the EU; in Japan, the PMDA; and any other applicable Governmental Authority having jurisdiction over a Product.

“Regulatory Exclusivity” means any exclusive marketing rights or data protection or other exclusivity rights conferred by any Governmental Authority with respect to a Product in a country or jurisdiction in the Territory (other than a Patent right), including orphan drug exclusivity, pediatric exclusivity, rights conferred in the

U.S. under the Drug Price Competition and Patent Term Restoration Act, 21 U.S.C. 355, as amended, in the EU under Directive 2001/83/EC, as amended, and Regulation (EC) No. 1901/2006, as amended, or rights similar thereto in other countries or regulatory jurisdictions in the Territory.

“Representative” means any officer, director, employee, agent, advisor or other representative of a Person.

“Retained Liability” has the meaning set forth in Section 2.08. “Revised Allocation” has the meaning set forth in Section 3.09.

“Royalty Term” means, with respect to the payment of Royalties pursuant to Article III on a country-by-country and Product-by-Product basis, the period beginning upon the First Commercial Sale of a Product in a country and ending on the later of (a) expiration of the last-to-expire Valid Claim of any Milestone Patents Covering the Product in such country or (b) [*] years after the First Commercial Sale of such Product in such country or (c) the expiration of Regulatory Exclusivity in relation to such Product in such country.

“SEC has the meaning set forth in Section 8.03. “Seller” has the meaning set forth in the preamble.

“Seller Indemnified Persons” has the meaning set forth in Section 9.02. “Seller Subsidiary” means Cortexyme Australia, Pty Ltd.

“Stock Issuance Agreement” means the Stock Issuance Agreement attached hereto as Annex B.

“Subcontract” means any agreement or combination of agreements in which Purchaser or any of its Affiliates, with respect to the Transferred IP, permits any Third Party to provide services on a fee-for-service basis to Purchaser or any of its Affiliates and such agreement is or agreements are entered into solely for such fee-for-service purpose.

“Sublicense” means: (a) any license or right under the Transferred IP granted to a Third Party for the Development, Manufacture, use and/or Commercialization of any Product; (b) any agreement not to assert any of the Transferred IP against a Third Party; and/or (c) any future right to do any of the foregoing, including by an option; it being understood and agreed that in no event shall a “Sublicense” include (i) any “Change of Control” under this Agreement or (ii) any license or right under the Transferred IP to develop, manufacture and/or use any Product granted under a Subcontract.

“Sublicense Income” mean any consideration (a) received by Purchaser or any of its Affiliates with respect to any Sublicense or (b) for the Change of Control of Purchaser; it being understood and agreed that “Sublicense Income” shall exclude all of the following: (a) net proceeds under a credit facility extended to Purchaser;

(b) direct cost reimbursement for (i) any supply of Products by or on behalf of Purchaser or any Affiliate, or (ii) any reimbursement for the conduct of future research or development activities for Products that Purchaser or any Affiliate performs on behalf of a Sublicensee; (c) reimbursement of actual out-of-pocket patent prosecution and patent maintenance expenses; and (d) net proceeds resulting from any sale of any securities of Purchaser to Sublicensees up to the fair-market valuation of said securities on the date of closing.

“Sublicensee” shall mean a Third Party that is granted a Sublicense by Purchaser or any of its Affiliates.

“Tax” or “Taxes” means (a) any kind of tax, charge, assessment, fee, levy, duty or other similar charge in the nature of a Tax (including any tax on actual or deemed income, profits or gains, value added tax, sales tax, turnover tax, real or personal property tax, transfer tax, ad valorem tax, estimated tax, excise and custom duties, stamp duties, taxes similar to stamp duties, withholding tax, payroll tax, registration and mortgage duties and environmental taxes), any social security contributions or similar payments, charges and levies, together with all penalties, charges, increases and interests related to any of the foregoing, whether disputed or not, and (b) any obligation to indemnify or otherwise assume, succeed to or pay the Tax Liability of another Person as a transferee or successor, by contract or otherwise by operation of Law.

“Tax Return” means any return, report, declaration, information return, statement or other document filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any Legal Requirements relating to any Tax.

“Taxing Authority” means any Governmental Authority having authority under Legal Requirements to assess, impose, collect, regulate or administer Taxes.

“Territory” means the entire world.

“Third Party” means any Person other than Seller, Purchaser or one of their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 9.04(a).

“Third Party Distributor” means, with respect to a country, any Third Party that purchases its requirements for Products in such country from Purchaser or its Affiliates or Sublicensees and is appointed as a distributor to distribute, market and resell such Product in such country.

“Trademark Assignment Agreement” means the Trademark Assignment Agreement attached hereto as Annex E.

“Trademarks” means trademarks, service marks, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks and trade dress registrations and any registrations and applications for the foregoing with respect to the Product, together with all goodwill associated therewith.

“Transactions” mean, collectively, the transactions contemplated by the APA and the Implementation Agreements, including the purchase and sale of the Transferred APA Assets and the assumption of the Assumed Liabilities.

“Transfer Letters” means with respect to the U.S. IND, the letters to be filed with the FDA, substantially in the forms attached to this APA as Annex I-1 (the “Seller Transfer Letter”) and Annex I-2 (the “Purchaser Transfer Letter”), respectively, to transfer the U.S. IND for the Product from Seller or its Affiliates to Purchaser in accordance with 21 C.F.R. Part 312.

“Transfer Taxes” means any U.S., state, county, local, non-U.S. and other sales, use, transfer, goods and services, value added, VAT, ad valorem, turnover, excise and customs duties, conveyance, documentary transfer, stamp duty and taxes similar to stamp duties, recording or other similar Tax imposed on or in connection with the transactions contemplated by or the instruments executed under or in connection with this APA or the recording of any sale, transfer, or assignment or property (or any interest therein) effected pursuant to this APA.

“Transferred APA Assets” has the meaning set forth in Section 2.03.

“Transferred Assets” has the meaning set forth in the Bill of Sale and Assignment and Assumption Agreement.

“Transferred Contracts” has the meaning set forth in the Bill of Sale and Assignment and Assumption Agreement.

“Transferred Know-How” means all Know-How (including Know-How contained in the Electronic Data Site) owned or otherwise controlled by Seller or its Affiliates which exclusively relates to the Products as of the Closing, including without limitation: (i) all of the Know-How relating to the manufacturing, nonclinical studies and clinical trials for the Product; and (ii) all of the Know- How relating to all Porphyromonas gingivalis (“P. gingivalis”) related treatment and diagnostic assets, programs for all uses and Indications in the Territory, including COR588, COR388, COR803, and COR852 related small molecule families of lysine and arginine gingipain and other P. gingivalis targeted molecules.

“Transferred IP” means (i) Transferred Trademarks, (ii) Transferred Know-How and (iii) Transferred Patents.

“Transferred Patents” means the Patents identified on Annex F “Transferred Trademarks” means the Trademarks identified on Annex H. “Update Report” has the meaning set forth in Section 3.03.

“Valid Claim” shall mean, with respect to a particular country, either: (a) a claim in an issued and unexpired Milestone Patent in such country that has not

(i) expired, lapsed, been cancelled or abandoned, (ii) been disclaimed, revoked, held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction in an order or decision which is unappealable or unappealed within the time allowed for appeal, (iii) been finally rejected by an administrative agency in an action that is unappealable or unappealed within the time allowed for appeal, or (iv) been admitted to be invalid or unenforceable through re-examination, re-issue, disclaimer or otherwise, or lost in an interference proceeding; or (b) a bona fide claim of a pending Patent application included within the Milestone Patents, and which has not been (i) cancelled, withdrawn or abandoned without being refiled in another application in the applicable jurisdiction or (ii) finally rejected by an administrative agency action from which no appeal can be taken or that has not been appealed within the time allowed for appeal; provided, that any claim in any Patent application pending for more than [*] years from the earliest date on which such Patent application claims priority shall not be considered a Valid Claim for purposes of the APA from and after such [*] year date unless and until a Patent containing such claim issues from such Patent application.

Section 2.Definitional Provisions and Rules of Construction.

(a)
The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used herein shall refer to this APA as a whole and not to any particular provision of this APA.

(b)
The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c)
“Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if.”

(d)
The term “including” shall mean “including, without limitation.”

(e)
All references to currency herein shall be to the currency specified or, if none is specified, to U.S. dollars. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the United States of America.

Annex B

Stock Issuance Agreement

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Annex C

Confidentiality Agreement

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Annex D

Patent Assignment Agreement

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Annex E

Trademark Assignment Agreement

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Annex F

Transferred Patents

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Annex G

Product Compounds

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Annex H

Transferred Trademarks

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Annex I-1

Seller Transfer Letter

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Annex I-2

Purchaser Transfer Letter

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Annex J

Expedited Resolution

Notwithstanding anything to the contrary in the Agreement, if the Parties cannot agree on the terms of the license agreement pursuant to Section 8.05 (such dispute, an “Expert Matter”), such Expert Matter will be resolved through binding “baseball” arbitration pursuant to this Annex J rather than pursuant to the dispute resolution procedures under Section 10.03. Either Party may send the other Party a written notice requesting to resolve the Expert Matter by using an independent expert who shall have no less than [*] of relevant expertise and experience with respect to the Expert Matter (“Expert”) and shall be selected by mutual agreement of the Parties. If the Parties are unable to agree upon an Expert within [*] days after a Party gives the written notice requesting expert resolution, then each Party will have [*] days to choose a single independent expert meeting the criteria, and the Parties shall instruct such experts to use best efforts to mutually select within [*] days following the selection of the second of such expert, an independent third expert who meets such criteria to be the Expert. Within [*] days after appointment of the Expert, each Party shall submit to the expert one (1) proposal for resolving the applicable Expert Matter. The Expert will be instructed to select one Party’s proposal no later than [*] days following the receipt of both Parties’ proposals and to select the proposal that he or she determines is the most commercially reasonable under the circumstances and best gives effect to the intent of the Parties under this Agreement. The Expert shall accept only one (1) of the proposals submitted by the Parties (without making any changes to such proposal) and shall render such proposal as the Expert’s final decision. Notwithstanding anything to the contrary in this Agreement, the Expert shall not have the authority to render any decision other than selecting one (1) proposal submitted by a Party pursuant to this Annex J. The Expert’s decision shall be final and binding on the Parties. The costs of the expert determination shall be shared by the Parties, regardless of the outcome of the determination. All activities undertaken by the Expert will be conducted subject to obligations of confidentiality no less restrictive than those set forth in Section 11.13. Further, the Parties acknowledge and agree that their respective proposals and all information exchanged in connection with the expert proceedings, and the conduct of such proceedings and any information produced thereunder shall be Confidential Information under this Agreement and subject to the provisions of Section 11.13.